Exhibit 99.2

Investor Relations Contact:
Rajeev Lalwani, 321-727-9383
rajeev.lalwani@l3harris.com

Media Relations Contact:
Jim Burke, 321-727-9131
jim.burke@l3harris.com

L3Harris Technologies Announces 20 Percent Quarterly Dividend Rate Increase and New $6 Billion Share Repurchase Authorization
MELBOURNE, Fla., Jan. 28, 2021 — The Board of Directors of L3Harris Technologies (NYSE:LHX) has approved a 20 percent increase in the company’s quarterly cash dividend rate from 85 cents per share to $1.02 per share, commencing with the dividend to be declared for the first quarter of 2021. The L3Harris Board also approved a new $6 billion share repurchase authorization.
“We’ve now raised the dividend nearly 50 percent since the merger as it has become an increasingly important part of value-creation for shareholders. Combined with our expanded share repurchase authorization, our capital returns profile remains industry leading,” said William M. Brown, Chairman and Chief Executive Officer. “These actions reflect the strength of the combined company, confidence in our medium-term outlook, and an ability to generate solid free cash flow while investing for growth.”
About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across air, land, sea, space and cyber domains. L3Harris has approximately $18 billion in annual revenue and 48,000 employees, with customers in more than 100 countries. L3Harris.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include but are not limited to statements regarding the dividend declaration for the first quarter of 2021, industry-leading capital returns profile, confidence in the medium-term outlook and ability to generate solid free cash flow while investing for growth. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The declaration of dividends and the amount and timing thereof and the level and timing of share repurchases will depend on a number of factors, including the company’s financial condition, capital requirements, cash flow, results of operations, future business prospects and other factors. There can be no assurances that the company’s cash dividend rate will continue to increase or that the company will complete any or all share repurchases under the new authorization, which authorizes open market purchases, private transactions, transactions structured through investment banking institutions and any combinations thereof. The timing, volume and nature of share repurchases are subject to business and market conditions, applicable securities laws, and other factors, and are at the discretion of the company and may be suspended or discontinued at any time without prior notice. Other factors that may impact the company's results and forward-looking statements may be disclosed in the company's filings with the SEC.

L3Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.